Exhibit 10.61

ADDENDUM 1 TO LEASE DATED 12/17/2015 BY AND BETWEEN

CONDIOTTI ENTERPRISES, INC AS LESSOR AND

ULTRAGENYX PHARMACEUTICAL INC. AS LESSEE

The following terms and conditions are hereby included and incorporated into the above Lease:

44. Lessor inspections prior to occupancy.

In addition to the provisions of Section 6 of this Lease, prior to occupancy Lessor shall inspect building systems including roof, HVAC, and interior lighting are in proper working condition and repair, and shall repair or replace as Lessor deems appropriate.

45. Options to Extend Lease Term.

So long as Lessee has performed all obligations of the current term and no delinquency remains outstanding, Lessee shall have two consecutive Options to Extend the Lease Term, subject to the following:

a.)	Lessee shall retain all of the space in Building 81;
b.)	The space shall be taken on an “As Is” basis without further allowance for Tenant Improvements;
c.)	Each party shall bear the cost of any commission incurred by that party in relation to these Options to Extend;
d.)	Options are exclusive to Lessee and may not be transferred or assigned;
e.)	Option periods are consecutive to the then expiring Term;
f.)

Lessee shall provide Lessor with not less than six months advance written notification of intent to exercise each Option period.  Should Lessor not receive notice as herein described, both Options shall expire.

g.)

The first Option shall commence on January 1, 2021, and shall extend to be co-terminous with the then current Term for other Buildings within the Park occupied by Lessee.  Currently, these Buildings are 52, 60, and 68 Leveroni Court.  If the first Option for the Buildings on Leveroni Court is extended through the Initial Term of this Lease, the then current expiration of those Leases is projected to be April 30, 2024.

h.)

Base Monthly Rent for the period January 1, 2021 to April 30, 2021 shall be at the same rate as the expiring Term.  Thereafter, Base Monthly Rent shall be subject to the annual escalation per Section 8 of this Lease.

i.)

The Term of the second Option to Extend the Term would be May 1, 2024 to April 30, 2029 (five years).  Notification to exercise this Option would be due to Lessor not later than October 31, 2023.  Should Lessor not receive such notice as herein described, the Option shall expire.

j.)

The Base Monthly Rent for the first year of the second Option (5/1/24-4/30/25) would be at the same rate as the then expiring Term.  Thereafter, the Base Monthly Rent shall be subject to the annual escalation per Section 8 of this Lease.

46. Parking.

The Premises is currently demised into approximately 9,100sf Office and 16,000sf warehouse, which qualifies for up to 38 onsite parking spaces.  Lessor acknowledges Lessee’s intent to improve the entire space for office use.  Should Lessee do so, they will qualify for up to 90 unmarked and unassigned onsite parking spaces.

47. Tenant Improvements.

Lessee intends to install substantial improvements to the Premises at Lessee’s sole cost and expense and subject to the following:

a.

Lessee’s build-out of the Premises shall be subject to the Terms of the Lease including, but not limited to, Lessor’s right to review and approve, deny or modify all aspects of the construction plans and/or change orders

b.

Lessee shall provide Lessor with the name, contact information and certificate of insurance as required in this Lease for the General Contractor prior to the start of any construction.  Lessor shall have the right to accept or reject the General Contractor within 5 days of receipt of such information.

c.

Lessee shall provide Lessor with a copy of the construction budget and plans for Lessor’s review and approval or denial.  Once the budget has been approved by Lessor (“Approved Budget”), any change orders must be approved by Lessor in advance of start of work on such changes.

d.	No work shall commence without Lessor’s advance written approval.
e.

Lessee acknowledges that Lessor intends to file a Notice of Non-Responsibility for the Improvements and will provide Lessor with the actual date of start of work, as well as provide copies of the Notice of Non-Responsibility to all suppliers, materialmen, contractors and sub-contractors.

f.	Lessee shall keep the Premises free from any and all liens related to the Improvements.
g.

Lessee shall construct all aspects of the Improvements in a good and workmanlike manner, shall diligently pursue completion of the Improvements, and shall use reasonable means to minimize noise and inconvenience to other tenants within the Project throughout construction.

h.

Lessee shall be responsible for the acquisition and completion of any and all permits, fees, inspections, etc. required by government agency in regards to the construction of the Improvements, and shall provide Lessor with copies of all such signed-off permits, fees, inspections, etc. prior to release of Tenant Improvement funds by Lessor.

48. Tenant Improvement Contribution.

Lessor shall contribute up to $401,600.00 toward Lessee’s Improvements.  Such payment will be made directly to Lessee promptly after receipt of the following:

a.	A Certificate of Occupancy issued by the City of Novato;
b.	2 copies of the “As Built” plans (one hard copy and one on disc);
c.	Copies of unconditional lien releases from all suppliers, materialmen, contractors, sub-contractors and other parties asserting Mechanics’ Lien rights.
d.	No part of Lessor’s Improvement contribution shall be used for the acquisition or installation of Lessee’s personal property.

49. Deposit.

Lessee shall provide Lessor with an irrevocable Letter of Credit in the amount of the Approved Budget prior to start of work.  Once Lessor has received and reviewed the documentation described in Section 48 above, and so long as a delinquency does not exist on Lessee’s account, Lessor shall execute the documents necessary to reduce the Letter of Credit to the amount of Lessor’s contribution to Tenant Improvements.  Thereafter, so long as Lessee remains current in the performance of its obligations stated in the Lease, the remaining amount of the Letter of Credit will be reduced on each anniversary of the Lease Commencement date by $80,320.00.  However, at no time during the term of this Lease shall the amount of the irrevocable Letter of Credit be reduced to less than $80,320.00.  Lessee shall provide all forms and requirements necessary for drawing on the Letter of Credit with the actual document.

It is hereby acknowledged by Lessee that the Letter of Credit is a material consideration of this Lease.  Lessor may draw upon the Letter of Credit at any time within the Term of this Lease to recover any damages suffered by Lessor in relation to Lessee’s tenancy and/or construction of approved improvements.  Should Lessor draw upon the Letter of Credit, Lessee shall, within 3 days, restore the Letter of Credit to the full amount.

50. Early Occupancy and Rent Concession.

In consideration of the agreements herein and subject to Lessor’s receipt of first month Base Rent, Lessee’s Certificate of Insurance naming Lessor as Additional Insured and the fully executed Lease, Lessor shall forgive the first 3 months (January through March, 2016) of Base Monthly Rent.  Lessee shall remain responsible for the CAM charges and any utility or other charges incurred by them during this period.

Lessee shall be provided with keys to the Premises upon receipt of the above documentation.

Agreed to this 17th day of December, 2015

       Lessor                                                                                                                  Lessee

__/s/ Jan Warz___________________________                                  __/s/ Emil Kakkis______________________

Jan Warz, Vice-President                                                                                 Emil Kakkis, Chief Executive Officer

Condiotti Enterprises, Inc.                                                                              Ultragenyx Pharmaceutical, Inc.

___/s/ Shalini Sharp______________________

                                                                              Shalini Sharp, Chief Financial Officer

                                                                              Ultragenyx Pharmaceutical, Inc.